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                                                                    EXHIBIT 10.7


                     [LETTERHEAD OF EQUIFAX APPEARS HERE]


January 22, 1998


Mr. James John Allhusen
608 Pennlyn Pike
Pennlyn, PA  19044

Dear Jim:


This letter outlines the terms of our offer of employment to you as Executive Vice President & Group Executive - North American Information Services, reporting to me. I intend that your employment would commence as soon as possible, preferably on or before January 28, 1998, the date of our Board of Directors meeting.

Your total compensation package at Equifax will include several key components or plans, with significant earnings opportunities available to our executive team based upon performance. Because of the substantial performance leverage in our annual and long-term compensation plans, your salary would be targeted to represent approximately a third of your total compensation at lower performance levels and at higher levels of performance the magnitude of the various incentives grow dramatically and the relative importance of salary becomes less of your total.

SALARY AND ANNUAL INCENTIVE:
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Your starting salary will be $325,000 annually.  You will also be eligible for an annual incentive in accordance with our plan, with the amount earned being determined by Equifax=s overall financial performance and your individual and group performance. Your target bonus will be 50% of salary paid in the year, with the opportunity to earn up to a maximum of 150%. Although we are optimistic about the results expected and the corresponding performance incentive you will earn, in no event will your annual incentive be less than 50% of salary earned for the calendar year, 1998. Annual incentives are paid during the first quarter of the year following the year earned, and you will also be eligible to voluntarily defer all or part of your annual incentive into restricted stock and receive an additional 20% premium in stock on any cash amounts deferred. We provide this stock deferral opportunity for tax deferral reasons, of course, but even more importantly to encourage and facilitate the accumulation of Equifax stock by our executive team.

EMPLOYMENT BONUS:
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An employment bonus of $150,000 will be paid to you in two equal installments.
The first payment will be made within two weeks of your employment. The second installment will be paid on the first anniversary of your employment.
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Mr. James John Allhusen
January 22, 1998
Page 2


STOCK OPTIONS:
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I will request that the Board Compensation Committee approve a stock option grant to you of 30,000 shares of Equifax common stock, effective January 28, 1998 or on the first date of your employment, if later, having the following exercise prices and vesting terms:

   a. Options to purchase 6,000 shares at the closing price ("fair market value") on the day of the meeting (or your first day of employment, if later), to vest 25% per year, beginning on the first anniversary of this grant;

   b. 6,000 shares at 120% of fair market value to vest 25% per year, beginning on the first anniversary of the grant;

   c. 6,000 shares at 130% of fair market value to vest 25% per year, beginning on the first anniversary of the grant;

   d. 6,000 shares with an exercise price of 140% of fair market value with immediate vesting; and

   e. 6,000 shares with an exercise price of 150% of fair market value with immediate vesting.

These grants will be tax qualified, or incentive stock options, to the full extent permitted under applicable laws or regulations.

PERFORMANCE SHARES:
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I will propose to the Committee that you be granted an award of Performance
Share Units for the 1998-2000 measurement period at a level consistent with that of other group executives of the Company.

The Performance Share Plan normally pays earned awards in the form of Equifax common stock, but participants may elect to receive up to 50% of total earned performance share units in the form of cash. These awards are paid in early February, following the end of the three-year measurement period.

CHANGE-IN-CONTROL BENEFITS:
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Within 30 days of your employment I will have approved a Change-in-Control
Agreement for you. This agreement provides for a three-year "window" following a change in control of the Company, during which you may be eligible for certain benefits if the Company were to terminate your employment without cause, or if you left the Company for a so-called "good reason." The major benefits provided for in our Change-in-Control Agreement are:
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Mr.James John Allhusen
January 22, 1998
Page 3


  a. Severance pay equal to three times your base salary + bonus (bonus being defined as the higher of target or highest paid within the prior 36 months); and

  b. Excise Tax Gross-Up on all payments

  c. Benefits continuation for 3 years following termination

In addition to the above, your stock options and other long-term incentive awards have separate vesting provisions upon a change in control of the company.

RELOCATION:
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You will be provided the benefits of the Equifax Executive relocation assistance program, which include, but are not limited to, reimbursement for househunting, temporary living assistance, loss on sale protection of your current residence, closing cost assistance on the purchase of your new residence, and household goods transportation from Pennsylvania to Georgia.

OTHER BENEFITS:
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In addition to the above compensation, you will also be eligible to participate in all benefit plans offered on a Company-wide basis, including health, life, disability and dental insurance, retirement plans, etc., in accordance with the
respective plan provisions.   As a senior executive of the Company, you will
also be eligible for certain additional benefits including reimbursement for an annual physical exam and executive financial planning and tax services provided by Arthur Andersen.

As I believe you are aware, this offer of employment is subject to your satisfactory completion of a standard pre-employment drug screen as well as a routine credit and background check. Further, this agreement supercedes any prior agreement, verbal or otherwise, covering your employment with the Company.

I am very excited about your joining Equifax. Please sign and return one copy of this letter to me for our records, and let's agree on a starting date at your earliest convenience.

Warmest Regards,

/s/ Tom
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AGREED TO THIS 28th DAY OF JANUARY, 1998


 /s/ James J. Allhusen
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James John Allhusen